ITEM 16. FORM 10-K SUMMARY

Exhibit 21

SUBSIDIARIES OF COMMUNICATIONS SYSTEMS, INC.

Subsidiaries	Jurisdiction of Incorporation

Suttle, Inc.	Minnesota
Suttle Costa Rica, S.A.	Costa Rica
Austin Taylor Communications, Ltd.	United Kingdom
JDL Technologies, Inc.	Minnesota
Twisted Technologies, Inc.	Georgia
Transition Networks, Inc.	Minnesota
LANart Corporation	Massachusetts
MiLAN Technology Corporation	California
Image Systems Corporation	Minnesota
Transition Networks Europe	United Kingdom
Transition Networks EMEA, Ltd.	United Kingdom
Net2Edge, Ltd.	United Kingdom

All these subsidiaries are 100%-owned directly by Communications Systems, Inc. The financial statements of all these subsidiaries are included in the consolidated financial statements of Communications Systems, Inc.